Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

MoviePass Films LLC

Dated as of February 1, 2019

TABLE OF CONTENTS

Article I DEFINITIONS		2

1.1	Defined Terms	2
1.2	Interpretation	11

Article II ORGANIZATIONAL MATTERS		12

2.1	Formation	12
2.2	Name and Offices	12
2.3	Purposes	12
2.4	Term	12
2.5	Fiscal Year	12
2.6	Tax Classification	12
2.7	State-Law Partnership	13
2.8	Expenses	13
2.9	Company Powers	13

Article III MANAGEMENT AND CONTROL OF THE COMPANY		13

3.1	Board of Managers	13
3.2	Meetings of the Board of Managers	15
3.3	Managers’ Powers	16
3.4	Limitations on Managers’ Powers	16
3.5	Duties and Obligations of the Managers	18
3.6	Transactions between the Company and the Managers	18
3.7	Payments to the Managers	19
3.8	Officers	20
3.9	Liability of the Managers and Officers	21
3.10	Reliance by Third Parties	22

Article IV THE MEMBERS		22

4.1	Members Are Not Agents	22
4.2	Voting Rights	22
4.3	Required Member Consents	22
4.4	Meetings of the Members	22
4.5	Member Liability	23
4.6	Transactions Between a Member and the Company	23
4.7	Independent Activities of the Members	23
4.8	Covenants of the Members	25
4.9	Representations and Warranties	25
4.10	Indemnification by Members	27

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Article V CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS		27

5.1	Capital Contributions	27
5.2	Status of Capital Contributions	27
5.3	Capital Accounts	28
5.4	Projects; Funding Plan	29

Article VI DISTRIBUTIONS AND ALLOCATIONS		29

6.1	Distributions	29
6.2	Tax Distributions	30
6.3	Compliance with LLC Act	31
6.4	Negative Capital Accounts	31
6.5	No Withdrawal of Capital	31
6.6	Allocations of Profits and Losses	31
6.7	Regulatory Allocations	31
6.8	Other Allocation Rules	33
6.9	Certain Amendments	33

Article VII TAX MATTERS		34

7.1	Partnership Representative	34
7.2	Company Tax Returns	34
7.3	Consistent Reporting	34
7.4	754 Election	35
7.5	Withholding Taxes	35
7.6	Payment of Taxes By Members	36

Article VIII ISSUANCE OF ADDITIONAL SECURITIES		36

8.1	Additional Securities	36
8.2	Admission of Additional Members	37

Article IX TRANSFER OF UNITS		38

9.1	Transfer Restrictions	38
9.2	Permitted Transfers	38
9.3	Conditions to Transfer	38
9.4	Substitute Members	42

Article X BANKING; ACCOUNTING; REPORTS		43

10.1	Banking	43
10.2	Maintenance of Books and Records; Accounts and Accounting Method	43
10.3	Reports to Current Members	43
10.4	Reports to Current and Former Members	43

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Article XI INDEMNIFICATION		43

11.1	Indemnification Generally	43
11.2	Indemnification by Members	44
11.3	Expenses	44
11.4	Notices of Claims	44

Article XII DISSOLUTION AND TERMINATION OF THE COMPANY		45

12.1	Dissolution	45
12.2	Bankruptcy, Dissolution or Withdrawal of a Member	45
12.3	Winding Up; Liquidation of Assets	45
12.4	Distributions in Cash or in Kind	45
12.5	Time for Liquidation	46
12.6	Termination	46
12.7	Intent of Allocations	46

Article XIII DEFAULT AND REMEDIES		46

13.1	Events of Default	46
13.2	Remedies	47

Article XIV MISCELLANEOUS PROVISIONS		47

14.1	Amendments	47
14.2	Payments By Members	48
14.3	Notices	48
14.4	Counsel to the Company	49
14.5	Counterparts	50
14.6	Table of Contents and Headings	50
14.7	Successors and Assigns	50
14.8	Severability	50
14.9	Non-Waiver	50
14.10	Applicable Law; Jurisdiction	50
14.11	Arbitration	51
14.12	Confidentiality	51
14.13	Publicity	51
14.14	Survival of Certain Provisions	51
14.15	Entire Agreement	52
14.16	Further Actions	52
14.17	Conflicts Between this Agreement and Binding Letter of Intent	52

Schedule A:	Schedule of Members, Capital Contributions, Units, and Percentage Interests

Schedule B:	Board of Managers

Schedule C:	Officers

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THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NEITHER BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAW. THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY NOT BE OFFERED FOR SALE, SOLD, RESOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
moviepass films LLC

This Amended and Restated Limited Liability Company Agreement (as the same may be amended from time to time, this “Agreement”) of MoviePass Films LLC, a Delaware limited liability company (the “Company”), is made and entered on February 1, 2019 (the “Agreement Date”) and shall be deemed effective, to the maximum extent permitted by applicable law, as of May 23, 2018 (the “Effective Date”) by and among the Persons admitted to the Company as Members as of the Effective Date, and amends and restates in its entirety that certain single member Limited Liability Company Agreement, dated as of January 31, 2019, between the Company and HMNY (the “Original LLC Agreement”). Capitalized terms used herein shall have the respective meanings specified in Article I.

RECITALS

WHEREAS, on May 15, 2018, the certificate of formation for the Company (the “Certificate of Formation”) was filed with the Delaware Secretary of State;

WHEREAS, HMNY entered into the Original LLC Agreement as sole member of the Company;

WHEREAS, EFO has granted HMNY an option to acquire certain assets of EFO pursuant to the Binding Letter of Intent;

WHEREAS, HMNY desires to amend and restate the Original Agreement in its entirety in the form of this Agreement and enter into this Agreement with EFO and any future Members for the Company to delineate their respective rights and liabilities as Members, to provide for the Company’s management, and to provide for certain other matters, all as permitted under the LLC Act.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings herein specified and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Defined Terms. As used in this Agreement the following terms have the respective meanings set forth below:

“Additional Member” has the meaning set forth in Section 8.2(a).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or period, adjusted as follows: (a) credit to such Capital Account the amount which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) and the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5); and (b) debit to such Capital Account the items described in clauses (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of any relevant Fiscal Year.

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that “control” exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, the spouse, parents, siblings and children of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Date” has the meaning set forth in the preamble hereto.

“Approved Budget” has the meaning set forth in Section 5.4.

“Assumed Tax Rate” means the highest combined marginal federal, state and local income tax rates applicable to either an individual or a corporation resident of Los Angeles for ordinary income and capital gains, as applicable (or such percentage as determined by the Board of Managers).

“Bankruptcy” means the happening of any of the following: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company or a Member to be bankrupt or insolvent; (d) the filing of a voluntary petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, an involuntary bankruptcy petition filed against the Company or a Member in any bankruptcy proceeding; (f) the filing of a voluntary application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s or a Member’s properties; (g) the commencement against the Company or a Member of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within one hundred eighty (180) days; or (h) the appointment without consent of the Company or such Member or acquiescence in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s or a Member’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within ninety (90) days after the expiration of any such stay.

“Binding Letter of Intent” means that certain binding letter of intent, dated May 23, 2018, executed by HMNY and EFO.

“Board of Managers” means collectively, the Managers (as that term is described in Section 3.1) and their respective successors.

“Business” has the meaning set forth in Section 2.3.

“Business Day” means any day on which banks located in the State of Delaware are not required or authorized by law to remain closed.

“Capital Account” has the meaning set forth in Section 5.3.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Member, including additional Capital Contributions.

“Cash Flow from Operations” means all cash derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, less any cash used to pay Organizational Expenses and Operational Expenses.

“Cash from Sale or Liquidation” means all cash derived from the sale of all or substantially all of the assets of the Company or the liquidation of the Company, less any cash used to pay Organizational Expenses and Operational Expenses.

“Certificate of Formation” has the meaning set forth in the recitals hereto.

“Chairman” has the meaning set forth in Section 3.1(b).

“Claims” has the meaning set forth in Section 11.1.

“Closing” means any closing at which one or more Persons acquire one or more Units of any class or series of Securities of the Company. Each Closing shall be held at the sole discretion of the Board of Managers.

“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Entertainment Property” means any audio, visual or audiovisual product of every kind whatsoever (including all present and future technological developments) which is produced for theatrical, non-theatrical, home video, television or internet exploitation, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics, in each case to the extent commissioned or acquired by, otherwise licensed or granted to, or in which any intellectual property rights are otherwise vested in the Company or any Company Subsidiary, including, without limitation, the Output Contract Assets, and all other audiovisual works to the extent owned by or licensed to the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary otherwise possesses any right, title or interest, that are made for theatrical, video, television, internet, digital devices (including mobile or smart phones), or any other means of exploitation now known or hereafter devised that are used for purposes of commercial viewing such audiovisual works, including all merchandising and licensing items based thereon (including video games).

“Company Sale” has the meaning set forth in Section 13.2(b).

“Company Subsidiary” means a Subsidiary of the Company.

“Compensation Committee” has the meaning set forth in Section 3.1(i).

“Competing Business” has the meaning set forth in Section 4.7(d)(i).

“Covered Person” means the Managers, Officers and their Affiliates (other than the Company), and the members, shareholders, controlling Persons, officers, directors, partners, employees, consultants, attorneys and agents of the Managers, Officers and their Affiliates (other than the Company).

“Damages” has the meaning set forth in Section 11.1.

“Default” has the meaning set forth in Section 13.1.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Disability” means incapacitation by a physical or mental condition, illness, or injury which prevents a Person from being able to perform the essential duties of his or her position under this Agreement in a satisfactory fashion for thirty (30) days during any one hundred eighty (180) day period.

“Dissolution Event” has the meaning set forth in Section 12.1.

“Drag-Along Member(s)” has the meaning set forth in Section 9.3(e)(i).

“Drag-Along Notice” has the meaning set forth in Section 9.3(e)(ii).

“Drag-Along Right” has the meaning set forth in Section 9.3(e)(i).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“EFO” means Emmett Furla Oasis Films LLC, a California limited liability company.

“Election” has the meaning set forth in Section 2.6.

“Event of Default” has the meaning set forth in Section 13.1.

“Fiscal Year” means the fiscal year of the Company, as determined pursuant to Section 2.5.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Grindstone” means Grindstone Entertainment Group, LLC.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the Board of Managers;

(b) The Gross Asset Values of all Company assets may, at the discretion of the Board of Managers, be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) of this paragraph shall be made only if the Board of Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Board of Managers; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to: (i) Treasury Regulations Section 1.704-1(b)(2)(iv)(m); and (ii) paragraph (f) of the definition of “Profits” and “Losses” or Section 6.7(f) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) was made in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“HMNY” means Helios and Matheson Analytics Inc., a Delaware corporation whose common stock is listed on the Nasdaq Capital Market under the symbol HMNY.

“Initial Capital Contributions” has the meaning set forth in Section 5.1.

“Investment Company” means any Person that comes within the definition of “investment company” contained in the Investment Company Act.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as the same may be amended from time to time.

“Key Man” means Randall Emmett and George Furla.

“Liquidating Agent” means the Person appointed by the Board of Managers to oversee the winding up and liquidation of the Company in accordance with Article XII.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as the same may be amended from time to time, and any successor statute thereto.

“Majority Interest” means Members who, at the time in question, have Percentage Interests aggregating more than fifty percent (50%) of all Percentage Interests held by all Members.

“Manager” has the meaning set forth in Section 3.1(b).

“Member” means any Person: (a) who is referred to as such on Schedule A, attached hereto and incorporated herein by this reference, or who has become a Substitute Member pursuant to the terms of this Agreement; and (b) who has not ceased to be a Member.

“Membership Interests” means, with respect to a Member, such Member’s entire ownership interest in the Company at any particular time, including, without limitation, such Member’s right to share in Profits and Losses and to receive distributions from the Company, any and all rights to vote, and the rights to any and all benefits to which such Member is entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“MPE Combination Transaction” has the meaning set forth in Section 9.3(f).

“Non-Transferring Member” means all Members excluding the Transferring Member.

“Officer” has the meaning set forth in Section 3.8.

“Operational Expenses” means, for each period for which it must be determined, the costs and expenses that are incurred in the operation of the Company, including, without limitation: (a) the Company’s actual, direct out-of-pocket costs and expenses, including, without limitation, any actual, out-of-pocket costs and expenses incurred directly by Company from the development, production, delivery, promotion, marketing, distribution and other exploitation of the Company Entertainment Property (e.g., deliverables to distributors, costs for producers, director, cast and others related to the Company Entertainment Property to attend premieres, film festivals and film markets, etc.), including all payments to agents, accountants, attorneys and other parties who represent the Company Entertainment Property; (b) residuals and applicable payments owed to or on behalf of unions or guilds in connection with the Company Entertainment Property; (c) the Company’s operating overhead costs and expenses, including, without limitation, rent, wages, salaries and other compensation; (d) marketing expenses in an amount to be determined by the Board of Managers; (e) capital expenditures; (f) unconsummated transaction expenses; (g) premiums for insurance protecting the Company, the Board of Managers, any Key Man, any of their respective Affiliates, and any of their respective officers, directors, members, partners, employees and agents, from liabilities to third Persons in connection with the affairs of the Company; (h) legal, custodial, consulting, accounting and other professional expenses; (i) auditing expenses; (j) valuation and appraisal expenses; (k) costs and expenses that are classified as extraordinary expenses under GAAP; (l) Damages; (m) taxes or other governmental charges payable by or on behalf of the Company; (n) costs of reporting to the Members; (o) costs of winding up and liquidating the Company; (p) with respect to any Company Entertainment Property, any contractually required amounts payable directly by Company to or on behalf of any third Person involved in the development and/or production of such Company Entertainment Property on a contingent or deferred basis, including all third Persons who rendered services or granted rights in connection with such Company Entertainment Property; (q) interest expense on debt incurred by the Company or a Company Subsidiary for a Project and direct and indirect fees paid to producers, lenders, financiers and other participants in a Project; and (r) any reserves established by the Company to fund any of the foregoing costs and expenses (including, without limitation, any anticipated costs and expenses in connection with Company Entertainment Property) or any other contingency of the Company as determined by the Board of Managers.

“Operational Funding” has the meaning set forth in Section 5.4

“Operational Funding Budget Amount” has the meaning set forth in Section 5.4.

“Organizational Expenses” means all reasonable costs and expenses that are incurred in the formation and organization of, and offering and sale of Units in, the Company, including, without limitation, out-of-pocket legal, custodial, consulting, accounting and other professional expenses, as well as any printing, travel, administrative, filing and other fees and expenses.

“Output Contract Assets” means all right, title and interests of EFO, Emmett Furla Oasis Films, LLC, a Delaware limited liability company, and Emmett Furla Films HoldingsLLC, a California limited liability company, in each film acquisition agreement entered into between EFO and Grindstone, and any future proceeds received and retained by EFO under the Output Agreement after extinguishing the membership interest in EFO owned by Oasis Ventures Entertainment Partners I, LLC, a Delaware limited liability company, and Emmett Furla Films Partners, LLC, a Delaware limited liability company in accordance with the operating agreement of EFO and any existing liens on such proceeds, which retained proceeds the Company shall use for general working capital purposes of the Company, or such other purpose as may be determined by the Board of Managers.

“Partnership Representative” has the meaning set forth in Section 7.1(a).

“Partnership Tax Audit Rules” has the meaning set forth in Section 7.1(a).

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date. The initial Percentage Interest of each Member is set forth on Schedule A hereto.

“Permitted Transfer” has the meaning set forth in Section 9.2.

“Person” means any individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“Proceeding” has the meaning set forth in Section 11.1.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.6 shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.7 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Project” has the meaning set forth in Section 5.4.

“Project Funding” has the meaning set forth in Section 5.4

“Prohibited Conduct” means, with respect to any Person, willful misconduct, fraud, gross negligence or breach of this Agreement as determined by a final non-appealable arbitration award or final judgment in a judicial proceeding.

“Property” means all real and personal property acquired by the Company or any Company Subsidiary, both tangible and intangible, including, without limitation, the Company Entertainment Property, and any improvements thereto.

“Public Utility Holding Company Act” means the U.S. Public Utility Holding Company Act of 2005, as the same may be amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 6.7.

“Right of First Refusal” has the meaning set forth in Section 9.3(c)(ii).

“Rules” has the meaning set forth in Section 14.4.

“Sale Election” has the meaning set forth in Section 13.2(b).

“Securities” means shares of capital stock, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities and interests of whatever kind of any Person, whether or not publicly traded or readily marketable.

“Securities Act” means the Securities Act of 1933, as the same may be amended from time to time, and the rules and regulations of the Securities and Exchange Commission thereunder.

“Subsidiary” means any corporation, company, joint venture, limited liability company, association, or other entity in which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Special Purpose Vehicle” has the meaning set forth in Section 5.4.

“SPV Loan Election” has the meaning set forth in Section 5.4

“Substitute Member” has the meaning set forth in Section 9.4.

“Tag-Along Notice” has the meaning set forth in Section 9.3(d)(ii).

“Tag-Along Right” has the meaning set forth in Section 9.3(d)(i).

“Taxpayer Member” has the meaning set forth in Section 7.6.

“Term” has the meaning set forth in Section 2.4.

“Transfer” or “Transferred” means any transfer, assignment, sale, conveyance, hypothecation, license, lease, partition, pledge or grant of a security interest in a Member’s Units in the Company, and includes any “involuntary transfer” such as a sale of any part of the Units therein in connection with any Bankruptcy or similar insolvency proceedings, or a divorce or other marital settlement involving any Member, or any other disposition or encumbrance of a Member’s Units. For purposes of this Agreement, any transfer, exchange or series of transfers (or exchanges), directly or indirectly, of the stock, partnership, member or other ownership interests of any Member that is a business organization or an entity (or any combination of such transfers or exchanges, whether direct or in connection with a merger, acquisition, sale, or similar reorganization or transaction, including issues of new stock or other ownership interests, or the exercise of options, warrants, debentures or other convertible instruments, or a redemption of other interests in the Member, and any similar transactions involving the stock or other ownership interests of such Member), the effect of which is that the Persons who owned at least fifty-one percent (51%) of the outstanding stock or other ownership interests in such Member at the time this Agreement is signed, no longer own at least fifty-one (51%) of such stock or other ownership interests, then a Transfer shall also be deemed to have occurred with regard to the Units owned by such Member.

“Transfer Notice” has the meaning set forth in Section 9.3(c)(i).

“Transferee” has the meaning set forth in Section 9.3(a)(ii).

“Transferring Member” has the meaning set forth in Section 9.3(a)(i).

“Transferring Tag-Along Member” has the meaning set forth in Section 9.3(d)(i).

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code, as same may be amended from time to time.

“Units” means a unit representing the ownership interest of a Member, including any and all benefits to which such Member may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Unrecovered Capital Contributions” means, at any given time, the total Capital Contributions of a Member, less the total of all distributions previously made to such Member pursuant to Section 6.1(a) only, on a cumulative basis, pursuant to this Agreement; provided, however, that in no event shall the Unrecovered Capital Contribution be an amount less than zero.

1.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference shall be to an Article or Section of, a Schedule to, or an exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Article II
ORGANIZATIONAL MATTERS

2.1 Formation. The Company was formed on May 15, 2018 in accordance with the provisions of the LLC Act. A Person shall be admitted as a Member at the time that: (a) this Agreement is executed by or on behalf of such Person; and (b) such Person is listed as a Member on Schedule A hereto. EFO hereby acknowledges its consent to the execution by HMNY of the Original Agreement prior to the execution of this Agreement.

2.2 Name and Offices. The name of the Company is MoviePass Films LLC. The name of the registered agent of the Company in the State of Delaware shall be Vcorp Services, LLC. The registered office of the Company in the State of Delaware is located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, New Castle County. The Company shall initially have its principal place of business at 8200 Wilshire Blvd., 3rd Floor, Beverly Hills, CA 90211. The Company may maintain such other registered agent, registered office, or principal place of business and designate any places of business as the Board of Managers may from time to time determine.

2.3 Purposes. The Company is organized for the principal purposes of: (a) acquiring, developing, producing, licensing, selling, distributing and otherwise exploiting the Company Entertainment Property; and (b) doing all things necessary, suitable or proper for the accomplishment of, or in the furtherance of, the foregoing and to do every other act or acts incidental to, or arising from or connected with, any of such purposes (the “Business”).

2.4 Term. The term of the Company shall commence on the Effective Date and shall continue until the date on which the Company is dissolved in accordance with Article XII (the “Term”).

2.5 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall for all purposes end on the 31st day of December in each year.

2.6 Tax Classification. The Members acknowledge that pursuant to Treasury Regulations Section 301.7701-3, the Company shall be classified as a partnership for federal income tax purposes until the effective date of any election (“Election”) to change its classification on IRS Form 8832, Entity Classification Election. The Members agree that the Board of Managers shall have the authority to file and make the Election on behalf of the Company and each Member at such time as the Board of Managers determines such a change is in the Company’s best interests.

2.7 State-Law Partnership. The Company’s classification as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization does not create or imply a general partnership, limited partnership or joint venture among the Members for state law or any other purpose. Instead, the Members acknowledge the Company’s status as a limited liability company formed under the LLC Act.

2.8 Expenses. All Organizational Expenses and Operational Expenses shall be paid by the Company, and the Company shall reimburse HMNY and EFO for Organizational Expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company, file the Certificate of Formation, and prepare this Agreement, up to a maximum reimbursement by the Company in the amount of $40,000 for each of HMNY and EFO.

2.9 Company Powers. In furtherance of the purposes specified in Section 2.3, the Company is hereby authorized and empowered to do or cause to be done any and all acts deemed by the Board of Managers to be necessary or advisable in furtherance of the purposes of the Company.

Article III
MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Board of Managers.

(a) The management, control and operation of and the determination of policy with respect to the Company and its affairs shall be vested exclusively in the Board of Managers (acting directly or through its duly appointed agents), which is hereby authorized and empowered on behalf and in the name of the Company, subject to the terms of this Agreement, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable, convenient or incidental thereto.

(b) The Board of Managers shall have a maximum of five (5) managers (each, a “Manager” and collectively, the “Managers”). The Company’s initial Board of Managers shall consist of five (5) Managers, three (3) of which shall be appointed by HMNY (the “HMNY Managers”) for so long as HMNY has not resigned or withdrawn as a Member (and thereafter by a Majority Interest) and two (2) of which shall be appointed by EFO (the “EFO Managers”) for so long as EFO has not resigned or withdrawn as a Member (and thereafter by a Majority Interest). At least two (2) of the HMNY Managers shall be independent within the meaning of the listing rules of the Nasdaq Stock Market LLC (the “Helios Independent Managers”). The Managers need not be Members, individuals, or residents of the State of Delaware, and each Manager shall hold office until death, Disability, resignation or withdrawal pursuant to Section 3.1(c), or removal or replacement in accordance with Section 3.1(d) and 3.1(e). The initial Chairman of the Board of Managers (“Chairman”) and the initial Managers of the Company designated by HMNY and EFO are as set forth on Schedule B attached hereto and incorporated herein by this reference.

(c) A Manager may voluntarily resign or withdraw from his, her or its position as a Manager of the Company by giving written notice to the Members, to take effect on the date that is thirty (30) days from the Members’ receipt of that written notice or at such later time as specified in the written notice. Unless otherwise specified in the notice, the acceptance of the resignation or withdrawal shall not be necessary to make it effective. The resignation or withdrawal of a Manager shall not affect any rights such Manager or any of its Affiliates may have under any written agreement with the Company, and the resignation or withdrawal of a Manager who is also a Member shall not affect such Manager’s rights as a Member or constitute a withdrawal of such Manager as a Member.

(d) A Manager may be removed or replaced at any time, with or without cause, by the Member or Members that appointed such Manager, upon written notice to the Company.

(e) Except as otherwise set forth herein, in the event that a Manager shall have committed Prohibited Conduct or be adjudged mentally incompetent by a court of competent jurisdiction, such Manager will be removed upon the written request of a majority of the other Managers or a Majority Interest.

(f) In the event any Manager dies, suffers a Disability, resigns or withdraws pursuant to Section 3.1(c) or is removed or replaced in accordance with Section 3.1(d) and 3.1(e), the vacancy shall be promptly filled by the Member or Members that appointed such removed Manager. In addition, in the event a Member ceases to have the right to elect any Managers pursuant to Section 3.1(b), each designee of such Member on the Board of Managers shall be replaced by a new Manager who shall be elected in accordance with the provisions of Section 3.1(b). The replacement Manager shall be admitted to the Company as a Manager on such terms as the replacement Manager and a majority of the Managers may jointly determine; provided however, that no such terms shall conflict with the provisions of this Agreement affecting the rights of the former Manager.  Effective immediately upon the admission of such new Person as a Manager of the Company, the existing Manager being removed or resigning or withdrawing from the position of Manager shall cease to be a Manager of the Company. The Company shall not be dissolved by the removal and replacement of a Manager in accordance with the foregoing provisions of this Agreement.

(g) The Board of Managers may designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board of Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified committee member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Managers to act at the meeting in place of any such absent or disqualified committee member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Managers or this Agreement, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company.

(h) Unless the Board of Managers otherwise provides, each committee designated by the Board of Managers may make, alter and repeal rules for the conduct of its business, provided that it cannot expand its powers beyond those described in subparagraph (g) above. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Managers conducts its business pursuant to this Agreement.

(i) The Board of Managers shall appoint a Compensation Committee comprised of two (2) Managers, one (1) of which shall be one of the Helios Independent Managers and one (1) of which shall be one of the EFO Managers designated by EFO (the “Compensation Committee”). The initial members of the Compensation Committee shall be Joseph Fried (being one of the initial Helios Independent Managers), and George Furla (as hereby designated by EFO). HMNY may change the Helios Independent Manager designated by HMNY to serve on the Compensation Committee at any time upon written notice to the Board of Managers. EFO may change its designee to serve on the Compensation Committee at any time upon written notice to the Board of Managers. Any action of the Compensation Committee shall require the affirmative vote or written consent of both members of the Compensation Committee. The charter of the Compensation Committee of the Board of Managers shall be substantially equivalent to the charter of the compensation committee of the board of directors of HMNY, mutatis mutandis (i.e. making any necessary alterations without affecting the substance thereof), the final form of which shall be subject to approval and adoption by the Board.

3.2 Meetings of the Board of Managers.

(a) The Board of Managers shall hold regular meetings and shall establish meeting times, dates, and places, and requisite notice requirements (not shorter than those provided in Section 3.2(b)), and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Board of Managers in writing, each regular meeting of the Board of Managers will be held at the principal place of business of the Company. The Chairman shall preside at all meetings of the Board of Managers. If the Chairman is absent at any meeting of the Board of Managers, a majority of the Managers present shall designate a Manager to serve as interim chairman for that meeting.

(b) Special meetings of the Board of Managers may be called by any Manager then holding office. Notice of each such meeting shall be given to each Manager by telephone, telecopy, PDF e-mail or similar method (in each case, notice shall be given at least three 3 hours before the time of the meeting) or sent by overnight courier service (in which case notice shall be given at least seven 7 days before the meeting), unless a longer notice period is established by the Board of Managers. Each such notice shall state: (i) the time, date, place (which shall be at the principal place of business of the Company unless otherwise agreed to by the Board of Managers), or other means of conducting such meeting; and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called. At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Managers or the Chairman.

(c) Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

(d) Notwithstanding anything to the contrary in this Section 3.2, the Board of Managers may take without a meeting any action that may be taken by the Board of Managers under this Agreement if such action is approved by unanimous written consent of all of the Managers.

3.3 Managers’ Powers.

(a) Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board of Managers and the Board of Managers may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation, or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions that the Board of Managers deems necessary, useful, or appropriate for the management and conduct of the business and affairs of the Company.

(b) Each Manager shall have one (1) vote. At all meetings of the Board of Managers the Managers entitled to cast a majority of the votes of the whole Board of Managers, including at least two of the Managers designated by HMNY, shall constitute a quorum for the transaction of business. With respect to all actions required or permitted to be taken by the Board of Managers at a meeting under this Agreement, such action may be taken only with the consent of a majority of the total number of Managers.

(c) The Board of Managers shall have the power to delegate authority to Officers, employees, agents, and representatives of the Company as they may from time to time deem appropriate.

3.4 Limitations on Managers’ Powers. The Board of Managers shall not have authority hereunder to cause the Company to take any of the following actions without first obtaining the written consent of HMNY:

(a) causing the Company to incur any expenditures or payment obligations in excess of the total amount set forth in the applicable Approved Budget or more than 110% of any line item in the applicable Approved Budget;

(b) Entering into any transaction with or for the benefit of or making any payment to any Member of the Company (or its Affiliates), other than Manager Compensation Plans and Officer Compensation Plans which shall require only the approval of the Compensation Committee and the Board of Managers as provided in Sections 3.7(b) and 3.8(e), respectively;

(c) Hiring or terminating the employment of any of the Officers;

(d) Conducting any sale, lease, license, pledge or other disposition of any Company Entertainment Property or rights thereto outside the ordinary course of business;

(e) Obtaining debt financing on behalf of the Company or guaranteeing any indebtedness in excess of One Hundred Thousand United States Dollars (US$100,000) or refinancing any indebtedness in excess of such amount (but this provision shall not apply to any Special Purpose Vehicle incurring debt for the purpose of obtaining funding for a Project, provided that the Company is not a guarantor of such debt);

(f) Entering into any security or pledge agreement, mortgage, or deed of trust granting a lien on any Property (but this provision shall not apply to any Special Purpose Vehicle incurring a security or pledge agreement, mortgage or deed of trust granting a lien on the assets of such Special Purpose Vehicle for the purpose of obtaining funding for a Project);

(g) Redeeming or repurchasing any Securities of the Company or creating, offering or issuing additional Securities of the Company;

(h) Admitting any Additional Member or Substitute Member;

(i) Undertaking any recapitalization of the Company or converting the Company into a partnership or a corporation;

(j) Entering into any merger or any acquisition of the capital stock, assets or business of any other Person in any form of transaction;

(k) Selling, exchanging or otherwise disposing of all, substantially all, or a significant portion of the Company’s assets, occurring as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period;

(l) Commencing Bankruptcy proceedings;

(m) Electing to liquidate, dissolve or wind up the affairs of the Company;

(n) Amending the Certificate of Formation;

(o) Forming any Company Subsidiary other than any Special Purpose Vehicle related to a Project;

(p) Opening or closing any bank account of the Company, changing any of the signatory or other arrangements with respect to any bank account of the Company, or changing any payment directions to any third party in effect with respect to any bank account of the Company; and

(q) Hiring or terminating any accountants providing services to the Company;

(r) Any transaction whereby the Company’s securities become publicly traded;

(s) Hiring or terminating the Chief Financial Officer;

(t) Amending this Agreement in ways other than the listed exceptions set forth in Section 14.1; provided, however, that if an amendment has a materially adverse effect on any single Member’s rights under this Agreement, which effect is disproportionate to the effect such amendment has on the rights of other Members, then such amendment additionally requires the consent of the adversely affected Member.

3.5 Duties and Obligations of the Managers.

(a) The Board of Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member or any Manager or any of their Affiliates, including, without limitation: (i) segregating the Company’s assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of any Member or any Manager or any of their Affiliates; (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or any Manager or any of their Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of meetings of the Members and acting on behalf of the Company only pursuant to due authorization of the Managers or Members, as applicable; (iii) causing the Company to pay its liabilities from assets of the Company; and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The Board of Managers shall take all actions that may be necessary or appropriate for: (i) the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged; and (ii) the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable laws and regulations.

(c) Each Manager shall devote to the affairs of the Company such time as may be reasonably necessary to carry out its obligations hereunder.

(d) Each Manager’s fiduciary duties of loyalty and care to the Company and the Members are expressly limited by the provisions set forth in Section 3.6.

3.6 Transactions between the Company and the Managers. Notwithstanding that it may constitute a conflict of interest, and subject to compliance with Sections 3.7(b) and 3.8(e) hereof, as applicable, each Manager may, and may cause its Affiliates to, engage in any transaction with the Company (including, without limitation, the rendering of any service, the production and exploitation of any Company Entertainment Property or the establishment of any salary, fees, or other compensation, or other terms of employment with the Company), so long as such transaction is not prohibited by applicable law or this Agreement and does not violate the Company’s proprietary rights and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those terms and conditions that are generally available in similar transactions from Persons operating at arm’s length and, in the case of services, from Persons capable of performing similar services, and in each case is approved by the Board of Managers.

3.7 Payments to the Managers.

(a) Except as specified in this Agreement, the Managers are not entitled to remuneration for services rendered or goods provided to the Company in their capacity as Managers; provided, however, that the Company may pay or reimburse a Manager for: (a) services rendered or goods provided to the Company to the extent that such Manager is not required to render such services or goods without charge to the Company, and to the extent that the fees paid to such Manager do not exceed the fees that would be payable to an independent responsible third party that is willing to perform such services or provide such goods; (b) reasonable and necessary business expenses incurred or paid by such Manager in connection with such Manager’s performance of services on the Company’s behalf, upon presentation to the Company of invoices or other acceptable documentation substantiating such expenses (provided such expenses are in accordance with the Company’s reimbursement policy); (c) Organizational Expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company and prepare and file the Certificate of Formation, this Agreement, and all amendments thereto, and (d) services rendered as producer or executive producer.

(b) Except as set forth in Section 3.7(c), the Company shall not enter into any compensatory plan, contract or arrangement (whether or not written) with a Manager or an Affiliate of a Manager including, without limitation, any arrangement or agreement involving a payment by or on behalf of the Company to a Manager or an Affiliate of a Manager (a “Management Compensation Plan”), or amend a Management Compensation Plan, without the prior approval of the Board of Managers and the Compensation Committee. The Company shall give HMNY at least ten (10) days prior written notice in advance of the Company entering into any Management Compensation Plan with any Manager who is a principal executive officer of HMNY, a principal financial officer of HMNY, a named executive officer of HMNY or a director of HMNY, in order to enable HMNY to comply with any reporting or disclosure obligations it may have under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

(c) The Helios Independent Managers shall be compensated for their service as Managers in the amount of $2,500 per month each, payable on the last day of each calendar month during their term of service, prorated for any partial month of service, with the first such payment being due on February 28, 2019.

3.8 Officers.

(a) The Board of Managers may, from time to time, designate officers of the Company (each, an “Officer,” and collectively, the “Officers”) and delegate to such Officers such authority and duties as the Board of Managers may deem advisable and may assign titles to any such Officer; provided, however, that: (i) the co-Chief Executive Officers of the Company shall be responsible for the day-to-day operations of the Company; (ii) the Board of Managers shall appoint any Chief Financial Officer of the Company designated by HMNY in HMNY’s sole discretion, and (iii) HMNY shall have sole authority to cause the Company to hire a controller or vice president of finance to report to the Chief Financial Officer of the Company. Unless the Board of Managers otherwise determines, if the title assigned to an Officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same Officer. Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Managers or such Officer resigns. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Board of Managers. The salaries of all Officers of the Company shall be fixed by the Board of Managers. The initial co-Chief Executive Officers and the initial Chief Financial Officer of the Company designated by the Board of Managers are as set forth on Schedule C attached hereto and incorporated herein by this reference.

(b) Notwithstanding any grant of authority to any Officer pursuant to the terms hereof, no Officer shall have the authority to take or cause to be taken any of the actions set forth in Section 3.4(a).

(c) Notwithstanding any grant of authority to any Officer pursuant to the terms hereof, no Officer shall have the authority to cause the Company to enter into or become obligated under any Management Compensation Plan unless the Company shall have first complied with the requirements of Section 3.7(b) of this Agreement.

(d) Notwithstanding any grant of authority to any Officer pursuant to the terms hereof, no Officer shall have the authority to approve or cause the Company to enter into any transaction documents for or use Company funds in connection with or otherwise undertake any Project, or cause the Company to enter into any distribution agreement with respect to a Project, without the prior approval of the Board of Managers.

(e) The Company shall not enter into any compensatory plan, contract or arrangement (whether or not written) with an Officer or an Affiliate of an Officer, including, without limitation, any arrangement or agreement involving a payment by or on behalf of the Company to an Officer or an Affiliate of an Officer (an “Officer Compensation Plan”), or amend an Officer Compensation Plan, without the prior approval of the Board of Managers and the Compensation Committee. The Company shall give HMNY at least ten (10) days prior written notice in advance of the Company entering into any Officer Compensation Plan with any Officer who is a principal executive officer of HMNY, a principal financial officer of HMNY, a named executive officer of HMNY or a director of HMNY, in order to enable HMNY to comply with any reporting or disclosure obligations it may have under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. Subject to the foregoing, the Company shall use commercially reasonable efforts to negotiate and enter into a definitive written employment agreement with each Key Man, in their capacity as co-Chief Executive Officers, consistent with the terms set forth in the Binding Letter of Intent under the heading “Employment Agreements” under Section 1 thereof, prior to February 28, 2019.

(f) In addition to the compensation to be set forth in each Key Man’s employment agreement, each Key Man shall be entitled to receive producer fees equal to 3.33% of the total budget for each Project, excluding so-called “soft costs” (e.g. completion bond costs, overhead, interest, agency fees and commissions) and such other costs as would not typically be included in a producer percentage calculation in the independent film industry (e.g. costs of private air travel by any person involved in the Project) (the “Key Man Producer Percentage”), subject to potential increase pursuant to the last sentence of this Section 3.8(f). The dollar amount resulting from the calculation of the Key Man Producer Percentage shall be subject to verification and approval by the Board of Managers (and not the Compensation Committee) for each Project prior to payment of any such producer fees to either Key Man. The Board may, in its sole discretion, only with the prior approval of the Compensation Committee, increase the Key Man Percentage for a specified Project (or specified Projects) up to a maximum of 5% per project.

3.9 Liability of the Managers and Officers.

(a) General. No Covered Person shall be liable to the Company or any Member for any act or omission taken or suffered by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and, if applicable, is within the scope of authority granted to such Covered Person by this Agreement; provided, however, that such act or omission does not constitute Prohibited Conduct. No Member shall be liable to the Company or any Member for any action taken by any other Member. To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Company or to the Members, such Covered Person shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace, to the extent permitted by law, such other duties and liabilities of such Covered Person.

(b) Reliance. A Covered Person shall incur no liability in acting upon any signature or writing reasonably believed by such Covered Person to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters. Each Covered Person may act directly or through its agents or attorneys. Each Covered Person may rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (i) one or more Members or employees of the Company whom the Covered Person reasonably believes to be reliable and competent in the matters presented; or (ii) legal counsel, independent certified public accountants, or other Persons as to matters the Covered Person reasonably believes are within the Persons’ professional or expert competence, and the Covered Person shall not be liable for anything done, suffered or omitted in good faith and within the scope of this Agreement in reasonable reliance upon the advice of any of such Persons. No Covered Person shall be liable to the Company or any Member for any error of judgment made in good faith by such Covered Person or its officers or directors; provided, however, that such error does not constitute Prohibited Conduct. Except as otherwise provided in this Section 3.9, no Covered Person shall be liable to the Company or any Member for any mistake of fact or judgment by such Covered Person in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement; provided, however, that such mistake does not constitute Prohibited Conduct.

(c) No Liability for Return of Capital Contributions. No Covered Person shall be liable for the return of the Capital Contributions or Capital Account of any Member, and such return shall be made solely from available Company assets, if any, and each Member hereby waives any and all claims it may have against each Covered Person in this regard.

3.10 Reliance by Third Parties. In dealing with the Managers and the duly appointed Officers of the Company, no Person shall be required to inquire as to the Manager’s or any Officer’s authority to bind the Company.

Article IV
THE MEMBERS

4.1 Members Are Not Agents. Pursuant to Article III, the management of the Company is vested in the Board of Managers. No Member shall have any power to participate in the management of the Company except as expressly authorized by this Agreement or the Certificate of Formation and except as expressly required by the LLC Act. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board of Managers, have any power or authority to: (a) bind or act on behalf of the Company in any way; (b) pledge its credit; (c) execute an instrument on its behalf, or (d) render it liable for any purpose.

4.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a vote of the Members as set forth in this Agreement and except as expressly required by the LLC Act.

4.3 Required Member Consents. No action may be taken by the Company (whether by the Board of Managers or otherwise) if such action is described in this Agreement as requiring the vote, consent, or approvals of the Members unless the requisite vote, consent or approval of the Members has been so obtained.

4.4 Meetings of the Members.

(a) Meetings of the Members may be called at any time by the Board of Managers, HMNY, EFO or by a Majority Interest.

(b) Each meeting of the Members shall be called with at least five (5) Business Days but not more than thirty (30) Business Days advance written notice, specifying the agenda for the meeting. Such notice may be waived by a Member at any time, and will be deemed to have been waived if the Member participates in the meeting and has been provided with a written agenda for the meeting. Meetings may also be held telephonically whereby each of the Members can hear each of the other Members. The Members shall establish all other provisions relating to meetings of Members, including the time, place or purpose of any meeting at which any matter is to be voted on by any Members, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote. Action by the Members may also be taken by written consent of the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, but in no event by a vote of less than a Majority Interest that would be necessary to authorize or take such action at a meeting. The Secretary of the Company (or such other officer as may be designated by the Board of Managers) shall be responsible for taking minutes of the Member meetings and safekeeping them on behalf of the Company.

4.5 Member Liability. No Member shall be liable under a judgment, decree, or order of a court, or in any other manner, for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments, or payments to the Company; provided, however, that a Member may be required to repay distributions made to it in violation of this Agreement or the LLC Act as provided in Section 18-607(b) of the LLC Act, and provided, further, that a Member may incur certain indemnification obligations as set forth in Section 4.10 and Section 9.1. No Manager shall have any personal liability for the repayment of any Capital Contributions of any Member.

4.6 Transactions Between a Member and the Company. Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company, and shall have the same rights and obligations when transacting business with the Company as a person or entity who is not a Member; provided, however, that the terms of any such transaction shall be comparable to those negotiated by unrelated parties on an arm’s-length basis and approved by the Board of Managers. A Member, any Affiliate thereof, or an employee, stockholder, agent, director, manager, member, or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

4.7 Independent Activities of the Members.

(a) Except as expressly set forth in this Agreement (including Section 4.7(b)-(d) below) or an agreement between a Member and the Company, the Members may engage in or possess an interest in other business ventures of every nature and description, independently or with others. Neither the Company nor the other Members shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to a Member’s independent ventures or to the income or profits derived from such ventures, except as provided below in this Section 4.7(a). However, any Member with a business opportunity that would reasonably be considered a corporate opportunity of the Company in the ordinary course of the Company’s business consistent with past practice (a “Company Opportunity”) first shall present such Company Opportunity to the Board of Managers setting forth in reasonable detail the expenditures required in connection with and other material terms with respect to such Company Opportunity and the Board of Managers shall be afforded a reasonable period of time (but no less than 30 days) in which to elect to pursue or decline to pursue such Company Opportunity on behalf of the Company. A Member shall not use any personnel, property or other resources of the Company in connection with an independent venture permitted hereunder without an express prior written agreement approved by the Board of Managers providing for advance payment to the Company for the use of such Company personnel, property or other resources.

(b) Prior to the termination of any Member’s association with the Company (unless such Member first shall have complied with Section 4(a)), and for a period of twelve (12) months following the termination of such Member’s association with the Company pursuant to a purchase of such Member’s Units and the related goodwill for fair market value, such Member (or former Member) shall not directly or indirectly, on behalf of such Member or any other Person: (i) solicit, induce or encourage the resignation of, or hire or employ (or engage as an independent contractor) any Member, employee, third party consultant or independent contractor of the Company; or (ii) in any way interfere or attempt to interfere with the relationship between the Company and any of its Members, employees, third party consultants or independent contractors.

(c) Prior to the termination of  any Member’s association with the Company (unless such Member first shall have complied with Section 4(a)), and for a period of twelve (12) months following the termination of such Member’s association with the Company pursuant to a purchase of such Member’s Units and the related goodwill for fair market value, such Member (or former Member) shall not solicit the business of any client or customer of the Company (other than on behalf of the Company or any of its Subsidiaries or Affiliates); and prior to the resignation or withdrawal of any Member, and thereafter without limitation of time, such Member (or former Member) shall not in any way knowingly interfere or attempt to interfere with the relationship between the Company or any of its Subsidiaries or Affiliates or any of their suppliers, vendors, customers, licensees, distributors, contractors or other business relations. However, subject to each Member’s compliance with Section 4.7(a) of this Agreement, any Member (or former Member) may engage in entertainment business activities not related to completed or pending Company transactions and Company assets with any suppliers, vendors, customers, licensees, distributors, contractors or other business relations.

(d) Prior to the termination of any Member’s association with the Company (unless such Member first shall have complied with Section 4(a)), and for a period of twelve (12) months following the termination of such Member’s association with the Company pursuant to a purchase of such Member’s Units and the related goodwill for fair market value, without the prior written consent of the Board of Managers, a Member shall not (other than on behalf of the Company, its successors or assigns):

(i) Engage in any business, operations, activities and/or services that is/are competitive with Company’s Business or the business of its Subsidiaries or Affiliates (a “Competing Business”); or

(ii) form, acquire, invest in, or hold any interest in, participate in, assist with or facilitate the financing, operation, management or control of, be employed by, consult with or render services to or for, any Person that engages or participates in a Competing Business (other than the Company).

(e) Prior to the termination of ’any Member’s association with the Company and thereafter without limitation of time, each Member (or former Member) shall not disparage or defame the Company or any of its Subsidiaries or Affiliates, or their current or former officers, directors, shareholders, partners or members, in communications with investors, clients, potential clients, competitors, the media, or other Persons with whom any of the above do business or may do business.

(f) each Member acknowledges that the material breach or attempted or threatened breach by such Member of any provisions of this Section 4.7 would cause irreparable injury to the Company not compensable in money damages and that the Company will be entitled, in addition to all other applicable remedies (including liquidated damages separately agreed to in writing), to obtain a temporary and a permanent injunction and a decree for specific performance of this Section 4.7 without being required to prove damages or furnish any bond or other security.

(g) The provisions of this Section 4.7 will survive the termination of this Agreement.

4.8 Covenants of the Members. Each Member hereby covenants and agrees that:

(a) No Withdrawal. No Member may withdraw from the Company prior to the dissolution and winding up of the Company unless such Member complies with the provisions regarding Transfer of Units set forth in Article IV.

(b) No Disposition in Violation of Law. Without limiting Article IX of this Agreement, such Member will not Transfer all or any part of the Units or any direct or indirect ownership interest in such Units which will result in the violation by Member or by the Company of the Securities Act or any other applicable securities laws.

(c) No Partition. While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Property partitioned, or to file a complaint or to institute any suit, action, or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby waives any such right.

4.9 Representations and Warranties. Each Member hereby represents and warrants that:

(a) Due Incorporation or Formation; Authorization of Agreement. Each Member that is not an individual or a trust is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership, or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Each Member that is not an individual or a trust has the corporate, partnership, or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, partnership, or company action.

(b) Binding Obligation. This Agreement constitutes the legal, valid, and binding obligation of such Member.

(c) No Conflict With Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby: (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member; (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets is subject; (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member is a party or by which such Member is or may be bound; or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member.

(d) Governmental Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Agreement Date.

(e) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator that could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, that if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator that could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(f) Investment Company Act; Public Utility Holding Company Act. Such Member is not, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act. Such Member is not, nor will the Company as a result of such Member holding an interest therein be, a “holding company,” “an affiliate of a holding company,” or a “subsidiary of a holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act.

(g) Plan Assets. Such Member is not acquiring its Units for or on behalf of one or more employee benefit plans, or with funds which directly or indirectly constitute “plan assets” as defined in the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

4.10 Indemnification by Members. Each Member shall indemnify and hold harmless the Company, the Managers, each other Member, and any officers, directors, shareholders, managers, fiduciaries, members, employees, partners, agents, attorneys, representatives, and control persons of the foregoing from and against any and all Claims which may arise by reason of a breach by such Member of: (a) its covenants set forth in Section 4.8; or (b) its representations and warranties set forth in Section 4.9.

Article V
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

5.1 Capital Contributions. Each Member has contributed or shall contribute the amount of cash or property set forth opposite such Member’s name on the attached Schedule A (collectively, the “Initial Capital Contributions”), in accordance with the contribution schedule set forth in Schedule A hereto, and has received a corresponding credit to his, her or its Capital Account.

5.2 Status of Capital Contributions. Except as approved by the Board of Managers: (a) no part of the Capital Contributions of any Member to the capital of the Company may be withdrawn by any Member; (b) no Member shall be entitled to receive interest on such Member’s Capital Contributions to the capital of the Company; (c) no Member contributing cash as its Capital Contribution to the Company shall have the right to demand or receive property other than cash in return for such Member’s cash contribution to the Company; and (d) no Member shall be required or be entitled to contribute additional capital to the Company in excess of such Member’s Initial Capital Contribution.

5.3 Capital Accounts. There shall be established on the books and records of the Company a capital account (“Capital Account”) for each Member. The initial balance of each Member’s Capital Account shall be equal to the amount of such Member’s Initial Capital Contribution.

(a) Adjustments. The Capital Account of each Member shall be increased by: (i) such Member’s Capital Contributions; (ii) such Member’s share of Profits and any items in the nature of income or gain that are specifically allocated pursuant to Section 6.7; and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member. The Capital Account of each Member shall be decreased by: (x) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement; (y) such Member’s share of Losses and any items in the nature of expenses or losses that are specifically allocated pursuant to Section 6.7; and (z) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(b) Transfers. A transferee of Units will succeed to the Capital Account of the transferor to the extent the Capital Account relates to the Units Transferred.

(c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Board of Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XII hereof upon the dissolution of the Company. The Board of Managers also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

5.4 Projects; Funding Plan. EFO or any Key Man shall from time to time identify and present to the Board of Managers certain film or other media and entertainment investment opportunities or other business opportunities (each, a “Project”), together with a reasonably detailed budget and analysis of the expected return on investment for each such Project.  Any Project that the Company seeks to undertake shall require the prior approval of the Board of Managers. If the Company does not have adequate funding for a Project, HMNY may elect, in its sole discretion, to provide funding to the Company to allow the Company to pursue any such Project (“Project Funding”). The Company may establish a wholly-owned subsidiary to hold its proprietary interest in any Project (a “Special Purpose Vehicle”). In addition to any Project Funding, HMNY (so long as HMNY constitutes a Majority Interest) agrees to use reasonable commercial efforts to fund the Operational Expenses of the Company in an amount of $405,000 per month or such greater amount as HMNY may determine in its sole discretion (“Operational Funding”), subject to prior approval of the board of directors of HMNY and subject to HMNY having available cash reserves as determined by HMNY in its sole discretion. The anticipated monthly amount of Operational Funding stated in the preceding sentence (the “Operational Funding Budget Amount”) shall be offset by any revenue earned by the Company in the applicable month, including, without limitation, from the leasing, subleasing or allowance by the Company of the use of any private aircraft under its control in connection with a Project, and any such revenue amounts received in a particular month that exceed the Operational Funding Budget Amount shall be applied to the following month (and any subsequent months until the revenues received by the Company no longer exceed the Operational Funding Budget Amount) to offset the Operational Funding Budget Amount for such subsequent month(s). HMNY’s failure to provide Operational Funding shall not constitute a Default or breach of this Agreement. The amount of any Project Funding and Operational Funding will constitute a Capital Contribution by HMNY. However, notwithstanding the foregoing, HMNY may, in its sole discretion, elect to treat all or any part of any Project Funding for a Project involving the creation of a Special Purpose Vehicle as a loan to such Special Purpose Vehicle (but only on terms approved by the Board of Managers and EFO) rather than a Capital Contribution to the Company (an “SPV Loan Election”). In the event HMNY provides Project Funding or Operational Funding, unless otherwise specifically agreed by HMNY and EFO in writing, (i) no additional Units will be issued to HMNY in connection with HMNY providing the Project Funding or Operational Funding (as applicable), (ii) to the extent HMNY does not make an SPV Loan Election with respect to any Project Funding, HMNY’s Capital Account shall be increased by the amount of such Project Funding, and (iii) HMNY’s Capital Account shall be increased by the amount of any Operational Funding. Accordingly, the respective Percentage Interests of HMNY and EFO shall not change as a result of any Project Funding or Operational Funding unless otherwise specifically agreed in writing by HMNY and EFO. On the date of this Agreement, HMNY shall provide the Company with Project Funding in the amount of $350,000 to be used towards payment of the Company’s obligations in connection with the Axis Sally film Project, and such amount shall be treated as a capital contribution as set forth on Schedule A hereto and Schedule 1 thereto. The Company agrees to provide HMNY with an annual budget approved by the Board of Managers stating, in reasonable detail, the Company’s expected expenditures for Operational Expenses for the following year (each, an “Approved Budget”) no later than October 1 of the preceding year, with the first such budget being due on February 15, 2019 for the 2019 calendar year.

Article VI
DISTRIBUTIONS AND ALLOCATIONS

6.1 Distributions.

(a) Distributions of Cash Flow from Operations. Subject to applicable law and any limitations in this Agreement, the Company shall distribute Cash Flow from Operations in the following order or priority, from time to time but as determined by the Board of Managers:

(i) First, to establish a cash reserve in an amount to be determined by the Board of Managers;

(ii) Second, to HMNY, until such time that HMNY has recouped 110 % of its total Capital Contributions as of the applicable distribution date; and

(iii) Third, to EFO, until such time that EFO has recouped 110 % of its total Capital Contributions as of the applicable distribution date;

(iv) Fourth, to all Members other than HMNY and EFO on a pro rata, pari passu basis, based on their respective theretofore Unrecovered Capital Contributions, until each Member’s Unrecovered Capital Contributions are reduced to zero;

(v) Thereafter, to all Members on a pro rata, pari passu basis based on their respective Percentage Interests in the Company.

(b) Distributions of Cash from Sale or Liquidation. Subject to applicable law and any limitations in this Agreement, upon a sale or liquidation of the Company, the Company shall distribute Cash from Sale or Liquidation in the following order of priority:

(i) First, to retire any and all other outstanding debts or obligations of the Company;

(ii) Second, to HMNY, in an amount equal to 110 % of HMNY’s theretofore Unrecovered Capital Contributions; and

(iii) Third, to EFO, in an amount equal to 110 % of EFO’s theretofore Unrecovered Capital Contributions;

(iv) Fourth, to all Members other than HMNY and EFO on a pro rata, pari passu basis, based on their respective theretofore Unrecovered Capital Contributions, until each Member’s Unrecovered Capital Contributions are reduced to zero;

(v) Thereafter, to all Members on a pro rata, pari passu basis based on their respective Percentage Interests in the Company.

6.2 Tax Distributions. The Board of Managers shall use its commercially reasonable efforts to cause the Company to make quarterly cash distributions (each, a “Tax Distribution”), if any, no later than fifteen (15) days prior to the quarterly payment deadline for federal income taxes of individuals, to each Member in an amount that, when combined with all other amounts previously distributed in such Fiscal Year to such Member (excluding distributions made to the Members constituting a return of capital) is equal to the Assumed Tax Rate multiplied by the taxable income allocated (or estimated to be allocated) by the Company to such Member in respect of such Fiscal Year taking into account any losses from prior periods allocated to such Member, to the extent not taken into account as a reduction in taxable income hereunder in prior periods; provided, however, that if the aggregate Tax Distributions made to a Member in respect to any Fiscal Year based on estimated allocations of taxable income is greater or lesser than the Tax Distributions due to such Member for such Fiscal Year pursuant to this provision, as finally determined, appropriate adjustments shall be made to the amounts of the next subsequent Tax Distributions due to such Member or, if necessary, distributions due to such Member pursuant to Section 6.1(a). The amount distributed to a Member pursuant to this Section 6.2 shall be treated as an advance against future distributions payable to such Member pursuant to (or by reason of) Section 6.1(b)(iii). Notwithstanding the foregoing, the Company shall not be required to make Tax Distributions to the extent it would violate Section 18-607 of the Act or the Company’s debt financing agreements.

6.3 Compliance with LLC Act. Notwithstanding any other provision of this Agreement, distributions shall be made only in compliance with the LLC Act.

6.4 Negative Capital Accounts. No Member shall have any liability or obligation to the Company, the other Members or any creditor of the Company to restore at any time any deficit balance in such Member’s Capital Account.

6.5 No Withdrawal of Capital. Except as otherwise expressly provided herein, no Member shall have the right to withdraw capital from the Company or to receive any distribution of or return on or of such Member’s Capital Contributions.

6.6 Allocations of Profits and Losses. Profits and Losses of the Company for any Fiscal Year or period shall be allocated to the Members in such manner and proportion as may be necessary from time to time, so as to ensure (to the extent possible) that the balances of the Adjusted Capital Accounts of each Member shall be equal to the amount that would be distributed to such Member pursuant to Section 6.1(b) if: (a) the Company were to sell its assets for their respective Gross Asset Values; (b) all Company liabilities were settled in cash according to their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Values of the assets securing such liability); and (c) the net proceeds thereof were distributed in full pursuant to Section 6.1(b). Notwithstanding the foregoing, to the extent that any allocation of Losses pursuant to this Section 6.6 would cause or increase a deficit balance in a Member’s Adjusted Capital Account, such portion of such Losses shall be reallocated among the Members with positive Adjusted Capital Account balances, pro rata in accordance with such positive balances, until no Member has a positive Adjusted Capital Account balance.

6.7 Regulatory Allocations. The following Regulatory Allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f) , if there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations Section 1.704-2(b)(2)) for any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 6.7(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Allocations pursuant to this Section 6.7(a) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(b) Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i), if there is a net decrease in “partner nonrecourse debt minimum gain” (as determined in accordance with Treasury Regulations Section 1.704-2(i)(2)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of such partner nonrecourse debt minimum gain, determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and (j)(2). This Section 6.7(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Allocations pursuant to this Section 6.7(b) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, as quickly as possible, any resulting Adjusted Capital Account Deficit of such Member. This Section 6.7(c) is intended to constitute a “qualified income offset” under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. “Nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other applicable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(e) Member Nonrecourse Deductions. “Partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)(1) and (2)) for any Fiscal Year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) in respect of which such Member Nonrecourse Deductions are attributable (as determined under Treasury Regulations Sections 1.704-2(b)(4) and (i)(1)).

(f) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if such gain or loss increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(g) Curative Allocations. To the extent necessary to avoid any economic distortions that may result from application of the foregoing paragraphs of this Section 6.7, future items of income, gain, loss, expense and deduction shall be allocated as appropriate in the reasonable discretion of the Board of Managers in order to remedy any such economic distortions.

(h) Substantial Economic Effect. Notwithstanding any other provisions of this Agreement, the Regulatory Allocations set forth in this Section 6.7 are intended to comply with the requirements of Treasury Regulations Section 1.704-1 and Section 1.704-2, and shall be interpreted and applied in a manner consistent with such regulations. The Board of Managers shall have the power to make such allocations for United States federal, state and local income tax purposes as may be necessary to maintain substantial economic effect as defined in such regulations.

6.8 Other Allocation Rules.

(a) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board of Managers.

(b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income and loss with respect to any property contributed to the capital of the Company or any property the Gross Asset Value of which has been adjusted to paragraph (b) of the definition of Gross Asset Value shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using any method determined by the Board of Managers. Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.8(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

6.9 Certain Amendments. Notwithstanding anything to the contrary herein, the Board of Managers may, without the consent of any other Member, amend the allocation provisions of this Article VI as they deem necessary or advisable in their sole discretion in order to cause the allocations made by the Company hereunder to comply with applicable law; provided, however, that no such amendment that would have a material adverse effect on a Member may be made without such Member’s prior written consent.

Article VII
TAX MATTERS

7.1 Partnership Representative.

(a) HMNY and/or any Person designated by HMNY shall be designated as the “partnership representative” (as such term is defined in Section 6223 of the Code) and any other similar representative of the Company under any other state, local or non-U.S. tax laws (the “Partnership Representative”). The Partnership Representative shall have the authority to enter into any consent order, settlement, negotiation, stipulations or the like with the Internal Revenue Service or any other taxing authority in connection with any dispute or controversy concerning the Company’s treatment of items for tax purposes, including but not limited to: (i) taking any action on behalf of the Company that must or may be taken by it under the provisions of Subchapter C of Chapter 63 of the Code and any corresponding provisions of state, local or foreign law (collectively, the “Partnership Tax Audit Rules”); (ii) filing a request for an administrative adjustment on behalf of the Company, pursuant to the Partnership Tax Audit Rules (including but not limited to Section 6227 of the Code); (iii) making any election or taking any other action to exclude or exempt the Company from application of the Partnership Tax Audit Rules (including but not limited to an election pursuant to Section 6221(b) of the Code or otherwise); (iv) making any election or taking any other action to exclude or exempt the Company from liability with respect to any determination of any governmental authority under the Partnership Tax Audit Rules (including but not limited to electing the application of Section 6226(a) of the Code with respect to any partnership adjustment or imputed underpayment); (v) filing any petition or taking any similar action and conducting any administrative or judicial review or appeal with respect to any partnership adjustment or similar determination of any governmental authority with respect to any tax (including but not limited to filing a petition pursuant to Section 6234 of the Code); and (vi) taking any action to collect from any Member its liability for any imputed underpayment or similar liability for tax under this Agreement or any Partnership Tax Audit Rules (including, but not limited to, Sections 6232 and 6233 of the Code).

(b) Each Member (including a former Member if such person is not a Member on the date the imputed underpayment is assessed against the Company) shall be liable for and, promptly upon demand by the Partnership Representative, pay to the Company such Member’s share (as determined by the Partnership Representative) of any imputed underpayment of tax and any interest and penalties relating thereto imposed on the Company as a result of any partnership adjustment or other proceeding with substantially similar effect. The liability and obligation of a Member under this Section 7.1(b) shall survive any sale, exchange, liquidation, retirement or other disposition of such Member’s Interest in the Company.

7.2 Company Tax Returns. The Board of Managers shall cause the Company initially to elect the Fiscal Year as its taxable year and shall cause to be prepared and timely filed all tax returns required to be filed for the Company in the jurisdictions in which the Company conducts business or derives income for all applicable tax years. All Company federal and state income tax returns shall be prepared using the accrual method of accounting, and in accordance the Code or Treasury Regulations may require for tax accounting purposes. All tax returns shall be subject to the approval of the Board of Managers. The Board of Managers may appoint an accountant or other third party to assist the Partnership Representative in performance of these duties.

7.3 Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by those allocations as reflected on the partnership information returns of the Company in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company.

7.4 754 Election. The Board of Managers may cause the Company to make the election under Section 754 of the Code, so as to adjust the basis of Property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a Transfer of Units within the meaning of Section 743 of the Code.

7.5 Withholding Taxes.

(a) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution of distributable cash pursuant to the relevant clause of Section 6.1 with respect to such Member’s interest in the Company to the extent that such Member (or any successor to such Member’s interest in the Company) would have received a distribution but for such withholding. To the extent that the aggregate of such payments to a Member during a Fiscal Year exceeds the distributions that such Member would have received but for such withholding, the Board of Managers shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount in accordance with the provisions of Section 14.2.

(b) Withholding Tax Rate. Any withholdings by the Company referred to in this Section 7.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Board of Managers shall have received an opinion of counsel, or other evidence, satisfactory to the Board of Managers, to the effect that a lower rate is applicable, or that no withholding is applicable. Each Member hereby represents and warrants that any such evidence which may be furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

(c) Indemnification. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and the Managers against all claims, liabilities and expenses of whatever nature relating to the Company’s or the Managers’ obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or the Board of Managers as a result of such Member’s participation in the Company. In addition, the Company may, up to the fullest extent permitted by applicable law, indemnify and hold harmless each Covered Person who is or who is deemed to be the responsible withholding agent for United States federal, state or local or non-U.S. income tax purposes (other than any Covered Person that is indemnified by each Member pursuant to the previous sentence) against all claims, liabilities and expenses of whatever nature relating to such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by such Covered Person, as the case may be, as a result of the participation in the Company of a Member (other than such Covered Person). If, pursuant to a separate indemnification agreement or otherwise, the Company shall indemnify or be required to indemnify any Covered Person against any claims, liabilities or expenses of whatever nature relating to such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by such Covered Person as a result of any Member’s participation in the Company, such Member shall pay to the Company the amount of the indemnity paid or required to be paid.

7.6 Payment of Taxes By Members. Each Member shall pay in a timely manner all applicable taxes owed to each applicable tax authority arising from the allocation to such Member of Profits, Losses or other tax items or the distribution to such Member of cash or non-cash property pursuant to this Agreement. Upon request by any Member, each other Member to whom the request is addressed (a “Taxpayer Member”) shall as promptly as practicable furnish to the requesting Member documentary evidence reasonably satisfactory to the requesting Member that the Taxpayer Member, or if applicable, the Taxpayer Member’s parent company or ultimate beneficial owner has complied with the provisions of this Section 7.6.

Article VIII
ISSUANCE OF ADDITIONAL SECURITIES

8.1 Additional Securities.

(a) Subject to the terms and conditions of this Article VIII, additional Securities of the Company may be issued at any time and from time to time to such Persons, for such consideration and on such terms and conditions, as shall be determined by the Board of Managers subject to the prior written approval of HMNY and EFO; provided, however, that any Person admitted as an Additional Member must first satisfy the terms and conditions set forth in Section 8.2. Notwithstanding the foregoing, following such time when the Company enters into the employment agreements with each Key Man as described in Section 3.7(e) of this Agreement, if the Company has terminated the employment of either Key Man for “cause” (as shall be defined in such employment agreements) or if either Key Man shall terminate his employment with the Company without “good reason” (as shall be defined in such employment agreements), then the prior written approval of EFO shall not be required for the Board of Managers to determine to issue additional Securities of the Company, provided that the Board of Managers has received HMNY’s prior written approval of such issuance.

(b) Any additional Securities authorized to be issued by the Company pursuant to this Article VIII may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, privileges, rights, powers and duties, including, without limitation, those relating to Profits and Losses, distributions, redemptions, conversion, exchange or voting, as shall be determined by the Board of Managers subject to the prior written approval of HMNY and EFO. Any issuance of additional Securities will be dilutive of all Members on a pro rata, pari passu basis.

8.2 Admission of Additional Members.

(a) The Board of Managers may schedule one or more Closings, whether for the same or any separate class or series of Units or other Securities of the Company, on any date during the Term for such Person or Persons seeking admission to the Company as an additional Member of the Company (an “Additional Member,” which term shall include any Person that is a Member immediately prior to such Closing and that wishes to increase the amount of its Capital Contribution). The Company shall pay all reasonable legal and other professional fees, costs and expenses incurred by the Company in connection with the admission of each Additional Member (excluding the legal and other professional fees, costs and expenses incurred by professionals engaged by such Additional Member). A Person shall be deemed admitted to the Company (or have its Capital Contribution increased) as an Additional Member at the time that the following conditions are satisfied (in the determination by the Board of Managers in the exercise of its good faith judgment) and such Person is listed as a Member on Schedule A hereto:

(i) The Additional Member shall have executed and delivered such instruments and shall have taken such actions as the Board of Managers shall deem necessary or desirable to effect such admission or increase, including, without limitation, the execution and delivery of a counterpart of this Agreement;

(ii) The Additional Member shall contribute to the Company such Additional Member’s Capital Contribution (or additional Capital Contribution, as the case may be); and

(iii) Such admission or such increase shall not result in a violation of any applicable law, including the United States federal securities laws, or any term or condition of this Agreement and, as a result of such admission or such increase: (A) the Company shall not be required to register as an Investment Company under the Investment Company Act; and (B) the Company shall not become taxable as a corporation or association under the Code.

(b) Schedule A hereto shall be amended by the Board of Managers as appropriate to show the name and business address of the Additional Member and the amount of its Capital Contribution or its increased Capital Contribution, as the case may be, and the Percentage Interest of such Additional Member or its increased Percentage Interest, as applicable.

(c) Neither the admission of an Additional Member nor an increase in the amount of an Additional Member’s Capital Contribution shall be a cause for dissolution of the Company.

Article IX
TRANSFER OF UNITS

9.1 Transfer Restrictions. No Member may Transfer all or any part of its Units unless such Transfer: (a) is a Permitted Transfer as described in Section 9.2; or (b) is made in accordance with the conditions set forth in Section 9.3. If a Member Transfers or attempts to Transfer all or any part of its Units in violation of this Agreement, such Transfer shall be null and void and of no force or effect whatsoever, and the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys’ fees, and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.2 Permitted Transfers. As used in this Agreement, the term “Permitted Transfer” means: (a) a Transfer of all or any portion of a Member’s Units to any other Member; and (b) a Transfer of all or any portion of a Member’s Units to: (i) any Affiliate of such Member provided that such Member has and retains, directly or indirectly, majority ownership and voting control of such Affiliate; (ii) the transferor’s administrator or trustee to whom such Units are transferred involuntarily by operation of law; (iii) a spouse, parent, sibling, in-law, child, or grandchild of such Member, or to a trust for the benefit of such Member or such spouse, parent, sibling, in-law, child, or grandchild of such Member by inter vivos gift or by testamentary Transfer; or (iv) a Transfer by HMNY to MPE in preparation for the MPE Combination Transaction. Any Permitted Transfer described in this Section 9.2 (other than the MPE Combination Transaction) must also satisfy the conditions set forth in Sections 9.3(a)(ii)-(vi) and (viii)-(ix), and the Transferring Member shall provide prior written notice of such Permitted Transfer to the Company.

9.3 Conditions to Transfer.

(a) Any purported Transfer of Units by a Member (a “Transferring Member”) pursuant to the terms of this Article IX shall be subject to the satisfaction of the following conditions (any of which, other than those set forth in clause (v) below, may be waived by the Board of Managers in its sole discretion):

(i) The Transferring Member or the Person to whom such Transfer is to be made (a “Transferee”) shall pay or undertake to pay all expenses, including, without limitation, legal fees and expenses, incurred by the Company, the Board of Managers or any other Member on behalf of Company in connection therewith;

(ii) The Company shall receive from the Transferee: (A) such documents, instruments and certificates as may be requested by the Board of Managers, pursuant to which such Transferee shall agree to be bound by this Agreement, including a counterpart of this Agreement executed by or on behalf of such Transferee; and (B) such other documents, opinions, instruments and certificates as the Board of Managers shall request;

(iii) The Transferring Member and the Transferee shall each provide a certificate to the effect that: (A) the proposed Transfer will not be effected on or through: (1) a United States national, regional or local securities exchange; (2) a foreign securities exchange; or (3) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers (including, without limitation, the over-the-counter-market maintained by OTC Markets Group, Inc.); (B) it is not, and its proposed Transfer or acquisition (as the case may be) will not be made by, through or on behalf of, (1) a Person, such as a broker or a dealer, making a market in Units; or (2) a Person who makes available to the public bid or offer quotes with respect to Units; and (C) any offers to sell the Transferring Member’s Units by the Transferring Member did not violate any provisions of any applicable securities laws;

(iv) Such Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1;

(v) Such Transfer would not result in the Company at any time during its taxable year having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (taking into account Treasury Regulations Section 1.7704-1(h)(3));

(vi) Such Transferring Member or Transferee shall, prior to making any such Transfer, deliver to the Company an opinion of counsel as described in Section 9.3(b);

(vii) If the Transfer is other than a Permitted Transfer, the Non-Transferring Members shall be granted the Rights of First Refusal as set forth in Section 9.3(c);

(viii) If: (A) EFO is Transferring Units; and (B) the Transfer is other than a Permitted Transfer of the type set forth in Section 9.2, HMNY shall be granted the Tag-Along Rights as set forth in Section 9.3(d); and

(ix) If: (A) HMNY is Transferring Units; and (B) the Transfer is other than a Permitted Transfer of the type set forth in Section 9.2, HMNY shall be granted the Drag-Along Rights as set forth in Section 9.3(e).

(b) Opinion of Counsel. The opinion of counsel to be delivered pursuant to Section 9.3(a)(vii) shall be in form and substance satisfactory to the Board of Managers (but may, with the consent of the Board of Managers, rely as to factual matters on certificates of the Transferring Member, the Transferee and the Board of Managers), shall be from counsel satisfactory to the Board of Managers and shall be substantially to the effect (unless specified otherwise by the Board of Managers) that the consummation of the Transfer contemplated by the opinion: (i) will not require registration under, or violate any provisions of, the Securities Act or applicable state or non-U.S. securities laws; (ii) will not cause the Company to be taxable as a corporation or association under the Code; and (iii) will not violate the laws, rules or regulations of any state or any governmental authority applicable to such Transfer.

(c) Right of First Refusal.

(i) If any Member receives a written offer to Transfer all or any portion of the Transferring Member’s Units (other than a Permitted Transfer), and such Member desires to accept such offer, then, prior to any Transfer, the Transferring Member shall give to the Non-Transferring Members a written notice (“Transfer Notice”) stating the consideration and other terms and conditions of the proposed Transfer and the name and address of the Person to whom the proposed Transfer would be made. The Transfer Notice shall be accompanied by reasonably detailed information relating to the identity of the proposed Transferee, the consideration, terms and conditions of the proposed Transfer and all other material terms of the proposed Transfer.

(ii) Upon receiving the Transfer Notice, each Non-Transferring Member shall have the option, for a period of thirty (30) days from the date that it receives the Transfer Notice, to exercise, either directly or through one or more of its Affiliates, its right to acquire the Units subject to the Transfer Notice for the same consideration and other terms and conditions contained in the Transfer Notice (the “Right of First Refusal”). A Non-Transferring Member may exercise such right by delivering written notice thereof to the Transferring Member prior to the end of such thirty (30) day period; provided that a Non-Transferring Member’s failure to deliver such notice to the Transferring Member prior to the end of such thirty (30) day period shall be deemed such Non-Transferring Member’s irrevocable election not to acquire any of such Units. If two (2) or more Non-Transferring Members elect to purchase the Transferring Member’s Units, then, in the absence of an agreement between or among them, each such Non-Transferring Member may purchase an amount of Units in the proportion that such Non-Transferring Member’s respective Percentage Interest bears to the total Percentage Interests of all Non-Transferring Members who elect to purchase the Transferring Member’s Units.

(iii) If the Non-Transferring Members do not elect to purchase all of the Transferring Member’s Units subject to the Transfer Notice, the Company shall have the option, for an additional ten (10) day period, to exercise its right to acquire the remainder of the Transferring Member’s Units subject to the Transfer Notice for the same consideration and other terms and conditions contained in the Transfer Notice.

(iv) If the Non-Transferring Members and/or the Company elect to purchase all, but not less than all, of the Transferring Member’s Units subject to the Transfer Notice, the Closing shall occur within thirty (30) days of the exercise of such option.

(v) If the Non-Transferring Members and/or the Company do not elect to purchase all of the Transferring Member’s Units within the applicable time periods set forth in clauses (ii) and (iii) above (or if the Closing does not occur within the time period set forth in clause (iv) above), the Transferring Member’s Units may then be Transferred to the Person described in the Transfer Notice for the same consideration and on the same other terms and conditions provided therein and such Transferee shall become a Substitute Member in accordance with Section 9.4 below; provided, however, that such Transfer shall be subject to the provisions of Section 9.3(d) below. If the Closing of such Transfer does not occur within ninety (90) days following the failure of the Non-Transferring Members and the Company to exercise their Right of First Refusal, then the Units in question shall once again become subject to the restrictions of this Article IX and this Agreement.

(vi) The foregoing Sections 9.3(a), (b) and (c) shall not apply to a Transfer in connection with the MPE Combination Transaction.

(d) Tag-Along Right.

(i) If any Member other than HMNY (“Transferring Tag-Along Member”) proposes to Transfer (in a sale consummated in a single Transfer, or a series of related Transfers, to a single purchaser or group of purchasers as part of a single transaction) Units (other than a Permitted Transfer of the type set forth in Section 9.2), HMNY shall have the right (the “Tag-Along Right”) to require the proposed purchaser(s) to purchase from HMNY all or a portion of the Units owned by HMNY at the same price per Unit and upon the same terms and conditions as such proposed Transfer by the Transferring Tag-Along Member.

(ii) The Transferring Tag-Along Member shall promptly notify HMNY in the event the Transferring Tag-Along Member proposes to make a Transfer giving rise to Tag-Along Rights and shall furnish HMNY with the Transfer terms and conditions and a copy of any offer or agreement pertaining thereto. The Tag-Along Right may be exercised by HMNY by delivery of a written notice to the Transferring Tag-Along Member (the “Tag-Along Notice”) within fifteen (15) days following HMNY’s receipt of notice from the Transferring Tag-Along Member. The Tag-Along Notice shall state the number of Units that HMNY proposes to include in such Transfer to the proposed purchaser. If HMNY timely exercises the Tag-Along Right with respect to any proposed Transfer, the Transferring Tag-Along Member shall, promptly after receipt of the Tag-Along Notice, use its best efforts to cause the proposed purchaser to agree to purchase, on the same terms and conditions being offered to the Transferring Tag-Along Member, the Units elected to be sold by HMNY pursuant to the Tag-Along Notice. If the proposed purchaser is willing to purchase all, but not less than all, of the Units proposed to be Transferred by the Transferring Tag-Along Member and HMNY, all such Units shall be Transferred in a single Closing on the terms set forth in the Transferring Tag-Along Member’s notice to HMNY. If the proposed purchaser is unwilling to purchase all of the Units proposed to be Transferred by the Transferring Tag-Along Member and HMNY, no Member may Transfer any Units to the proposed purchaser.

(e) Drag-Along Right.

(i) If HMNY proposes to Transfer (in a sale consummated in a single Transfer, or a series of related Transfers, to a single purchaser or group of purchasers as part of a single transaction) Units (other than a Permitted Transfer of the type set forth in Section 9.2), then HMNY shall have the right (“Drag-Along Right”), but not the obligation, to cause any other Member (the “Drag-Along Member(s)”) to tender its Units to the proposed purchaser for purchase.

(ii) If HMNY elects to exercise its Drag-Along Right under this Section 9.3(e), then HMNY shall notify the Company and the Drag-Along Member(s) in writing (“Drag-Along Notice”). Each Drag-Along Notice shall set forth: (A) the name and address of the proposed purchaser to which HMNY proposes to Transfer Units and the number of Units proposed to be Transferred; (B) the amount and form of consideration and terms and conditions of payment offered by the proposed purchaser, and any other material terms pertaining to the Transfer; and (C) that the proposed purchaser has been informed of the rights provided for in this Section 9.3(e) and has agreed to purchase Units in accordance with the terms hereof. The Drag-Along Notice shall be given at least thirty (30) days before Closing of the proposed Transfer.

(iii) Upon the receipt of a Drag-Along Notice, the Drag-Along Member(s) shall be obligated to sell all, but not less than all, of its Units to the proposed purchaser on the terms set forth in the Drag-Along Notice. If the proposed purchaser designated in the Drag-Along Notice does not then purchase all of the Units proposed to be Transferred by HMNY and all of the Units of the Drag-Along Member(s) as set forth in the Drag-Along Notice, no Member may Transfer any Units to the proposed purchaser.

(f) MPE Combination Transaction. As soon as commercially practicable after the execution and delivery of this Agreement by the parties hereto, and subject to approval of a definitive business combination agreement by the board of directors of HMNY, HMNY will use commercially reasonable efforts to consummate a business combination between the Company and MoviePass Entertainment Holdings Inc. (“MPE”), a Delaware corporation and wholly-owned subsidiary of HMNY, whereby HMNY will transfer its Units to MPE prior to the planned going public and spin off transaction of MPE as previously publicly announced by HMNY (the “MPE Combination Transaction”). HMNY’s Drag-Along Right shall entitle HMNY to require the Drag-Along Member(s) to tender its/their Units to MPE pursuant to the MPE Combination Transaction, in exchange for common shares of MPE, on the same terms as HMNY.

9.4 Substitute Members. A Transferee may be admitted to the Company as a substitute Member of the Company (a “Substitute Member”) with the consent of the Board of Managers and HMNY. In the event of the admission of such Transferee as a Substitute Member, all references herein to the Transferring Member shall be deemed to apply to such Substitute Member, and such Substitute Member shall succeed to all rights and obligations of the Transferring Member hereunder. A Person shall be deemed admitted to the Company as a Substitute Member at the time that the conditions set forth in this Article IX are satisfied and such Person is listed as a Member on Schedule A hereto.

Article X
BANKING; ACCOUNTING; REPORTS

10.1 Banking. The funds of the Company shall be maintained in one or more separate bank, brokerage or money market accounts in the name of the Company, and shall not be commingled in any fashion with the funds of any other Person. The Company is authorized to utilize a business management service approved by the Board of Managers for the Company’s cash management needs.

10.2 Maintenance of Books and Records; Accounts and Accounting Method. The Company shall keep full and accurate accounts of the transactions of the Company in accordance with GAAP, in proper books and records of account which shall set forth all information required by the LLC Act. Such books and records shall be available for inspection and copying by HMNY and EFO or their respective duly authorized agents or representatives at reasonable times during business hours for any purpose reasonably related to such Member’s interest as a Member in the Company. Such books and records shall be available for inspection and copying by any other Member or such other Member’s duly authorized agents or representatives, upon five (5) Business Days’ notice to the Company, at reasonable times during business hours for any purpose reasonably related to such Member’s interest as a Member in the Company. The Board of Managers may appoint an accounting company, bookkeeping company or other third-party entity to assist in performing accounting and bookkeeping duties.

10.3 Reports to Current Members. The Company shall use commercially reasonable efforts to prepare and mail to each Member, within one hundred twenty (120) days after the end of each Fiscal Year, an audited financial statement of the Company for the prior Fiscal Year, prepared at the expense of the Company.

10.4 Reports to Current and Former Members. The Company shall use commercially reasonable efforts to prepare and mail to each Member and, to the extent the Board of Managers deems appropriate, to each former Member, within ninety (90) days after the end of each Fiscal Year, a statement of such Person’s distributive share of the income, gains, losses, deductions and credits of the Company for such Fiscal Year and any other information that may be required to be furnished to such Person under the Treasury Regulations.

Article XI
INDEMNIFICATION

11.1 Indemnification Generally. The Company shall and hereby does, to the fullest extent permitted by applicable law, indemnify, hold harmless and release each Covered Person from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the business and affairs of, or activities undertaken in connection with, the Company, or otherwise relating to or arising out of this Agreement, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims and amounts covered by this Section 11.1 and all expenses referred to in Section 11.3 are referred to as “Damages”), except to the extent that it shall have been determined ultimately that such Damages arose from Prohibited Conduct of such Covered Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from Prohibited Conduct of any Covered Person.

11.2 Indemnification by Members. Each Member (an “Indemnifying Member”) shall and hereby does, to the fullest extent permitted by applicable law, indemnify and hold harmless each other Member, its Affiliates, and their respective directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns (”each, an “Indemnitee”) from and against all Claims that may accrue to or be incurred by an Indemnitee, relating to or arising out of the Prohibited Conduct of an Indemnifying Member or any Person rendering services to the Company at the direction of, on behalf of, or appointed by, the Indemnifying Member.

11.3 Expenses. Expenses incurred by a Covered Person in satisfaction, defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Company at the direction of the Board of Managers prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount, if it shall be determined ultimately that the Covered Person is not entitled to be indemnified hereunder. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives. All judgments against the Company and any Manager, in respect of which such Manager is entitled to indemnification, shall first be satisfied from Company assets (including Capital Contributions) before such Manager is responsible therefor.

11.4 Notices of Claims. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding; provided, however, that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations under this Article XI, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish. After notice from the Company to such Covered Person of the Company’s election to assume the defense of such Proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company will not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect of such Claim.

Article XII
DISSOLUTION AND TERMINATION OF THE COMPANY

12.1 Dissolution. There will be a dissolution of the Company, and its affairs shall be wound up, upon the first to occur of any of the following events (each, a “Dissolution Event”):

(a) The election by a Majority Interest to dissolve the Company;

(b) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the LLC Act; or

(c) At any time there are no Members; provided, however, that the Company shall not be dissolved if, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal or other legal representative of the last remaining Member agrees in writing to continue the Company and agrees to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

12.2 Bankruptcy, Dissolution or Withdrawal of a Member. So long as the Company continues to have at least one remaining Member, and except as provided in Section 12.1(c) above, the death, retirement, resignation, expulsion, Bankruptcy, dissolution, or withdrawal of any Member, or the occurrence of any other event that terminates the continued membership of any Member, shall not in and of itself cause the Company to be dissolved, and upon the occurrence of any such event, the Company shall be continued without dissolution.

12.3 Winding Up; Liquidation of Assets.

(a) Upon the dissolution of the Company, the Liquidating Agent shall proceed, subject to the provisions of this Article XII, to make a final allocation of all items of income, gain, loss and expense in accordance with Article VI hereof, and the Company’s liabilities and obligations to its creditors shall be paid or adequately provided for prior to any distributions to the Members.

(b) Any distributions to be made upon liquidation of the Company shall be made in the order of priority set forth in Section 6.1(b).

12.4 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.3; provided, however, that if in the good faith judgment of the Liquidating Agent a Company asset should not be liquidated, the Liquidating Agent shall allocate, on the basis of the value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in accordance with Article VI, subject to the priorities set forth in Section 6.1(b); and provided, further, that the Liquidating Agent will in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the liabilities and obligations referred to in Section 12.3.

12.5 Time for Liquidation. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of the Certificate of Cancellation with the Delaware Secretary of State.

12.6 Termination. Upon completion of the foregoing, the Liquidating Agent shall execute, acknowledge and cause to be filed the Certificate of Cancellation with the Delaware Secretary of State.

12.7 Intent of Allocations. Notwithstanding any provision in this Agreement to the contrary, if, after giving effect to all allocations of Profits and Losses and other items of income, gain, loss, deduction or expense of the Company under Article VI for all Fiscal Years or periods (including the Fiscal Year or period during which the liquidation of the Company occurs), any Member’s Capital Account is not equal to the amount to be distributed to such Member pursuant to Section 6.1(b), items of net or gross income, gain, deductions and loss for the Fiscal Year or period in which the Company is liquidated (and, if necessary, prior Fiscal Years or periods, to the extent permitted by applicable Law) are to be allocated among the Member in such a manner as to cause, to the nearest extent possible, each Member’s Capital Account to equal the amount to be distributed to such Member pursuant to Section 6.1(b), as reasonably determined by the Board of Managers.

Article XIII
DEFAULT AND REMEDIES

13.1 Events of Default. Each of the following shall, prior to and following the expiration of the applicable notice or cure period, if any, constitute a “Default” hereunder, and the same shall constitute an “Event of Default” only following the expiration of the applicable notice or cure period, if any, or immediately if no notice or cure period shall apply:

(a) A material breach by a Member of its obligations under this Agreement from and after the Agreement Date or any other agreement with the Company, provided that such Member shall be entitled to thirty (30) days written notice and opportunity to cure such a Default; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period, the period shall continue, if such Member commences to cure the breach within such thirty (30) day period, for so long as such Member diligently prosecutes the cure to completion up to a maximum of ninety (90) days;

(b) Any Member fails from and after the Agreement Date to: (i) use its commercially reasonable efforts to promote the success of the Company’s Business; or (ii) cooperate with the Company in the advancement of the best interests of the Company, which failure is not cured within the time period set forth in clause (a) above;

(c) Prohibited Conduct from and after the Effective Date by any Key Man, Member in carrying out its or his duties and obligations hereunder or otherwise in connection with the Business; and

(d) Termination of any Key Man for “cause” as defined in such Key Man’s employment agreement with the Company, subject to any requisite cure periods and procedures set forth therein.

13.2 Remedies. Upon the occurrence of an Event of Default, in addition to any other rights or remedies at law, in equity or otherwise provided for in this Agreement:

(a) A Majority Interest may elect to dissolve the Company pursuant to Article XII; and

(b) A Majority Interest may elect, by written notice to the non-electing Members of the exercise of such election, to sell the Company (a “Sale Election”). In the event that a Majority Interest exercises the Sale Election, all of the terms and conditions of such sale (the “Company Sale”), including, without limitation, the identity of the purchaser(s), the price and nature of the sale consideration, the timing of the Company Sale, and whether the Company Sale shall be effected by a sale of assets, merger, sale of Membership Interests, or otherwise, shall be determined by the Majority Interest making the Sale Election. In the event that the Company Sale is effected by a sale of Membership Interests, each Member agrees to execute and deliver such bills of sale, assignments, sale agreements and other agreements and instruments as the Majority Interest making the Sale Election shall determine to be necessary or appropriate in connection with effectuation of the Company Sale (collectively, “Sale Agreements”). Each Member not included in the Majority Interest making a Sale Election hereby grants to each Member included in the Majority Interest making a Sale Election an irrevocable power of attorney to execute and deliver on behalf of such non-electing Members any and all Sale Agreements in the event that such non-electing Members shall fail to promptly execute and deliver any Sale Agreement following a request by the Majority Interest making a Sale Election.

Article XIV
MISCELLANEOUS PROVISIONS

14.1 Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the consent of a Majority Interest and in accordance with the provisions of Section 3.4 of this Agreement; provided, however, that without the consent of any of the Members, the Board of Managers may effect the following amendments:

(a) A change to the name of the Company, the registered agent of the Company in any jurisdiction or the registered office of the Company in any jurisdiction;

(b) A change that, in the sole discretion of the Board of Managers, is necessary or advisable to qualify or continue the qualification of the Company as a limited liability company or to ensure that the Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(c) A change to Schedule A hereto to reflect the admission, substitution or withdrawal of Members in accordance with this Agreement and any related changes in Capital Contributions;

(d) A change as permitted to be made by it pursuant to Section 6.9; or

(e) Any change expressly permitted in this Agreement to be made by the Board of Managers or the Partnership Representative.

14.2 Payments By Members. Any amounts to be paid or contributed to the Company by a Member pursuant to this Agreement shall be payable by certified funds, wire transfer, or, at the discretion of the Board of Managers, personal check or otherwise, of such amount in immediately available funds (without deduction for transfer fees or other transaction expenses) in accordance with such instructions as the Board of Managers may from time to time provide by notice to the Members.

14.3 Notices. Each notice relating to this Agreement shall be in writing and shall be delivered: (a) in person; (b) by courier; or (c) by facsimile or electronic transmission.

All notices to the Company shall be addressed to the co-Chief Executive Officers and Chairman of the Board of Managers at the Company’s address listed below:

If to the Company: MoviePass Films LLC

8200 Wilshire Blvd., 3rd Floor
Beverly Hills, CA 90211

Email: georgefurla@aol.com

Email: randallemmett1@aol.com

With copies to (which shall not constitute notice):

Helios and Matheson Analytics Inc.

350 5th Avenue, Suite 7520

New York, New York 10118

Attention: Chief Financial Officer

Email: sbenson@hmny.com

Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attn: Kevin Friedmann, Esq.
Email: Friedmannk@gtlaw.com

Fax: (310) 586-7800

All notices to EFO shall be addressed as follows:

Emmett Furla Oasis Films LLC
8200 Wilshire Blvd., 3rd Floor
Beverly Hills, CA 90211

Email: georgefurla@aol.com

Email: randallemmett1@aol.com

With copies to (which shall not constitute notice) :

Hamrick & Evans LLP

2600 West Olive Avenue

Suite 1020

Burbank, CA 91505

Attention: Martin J. Barab

Email: mbarab@hamricklaw.com

All notices to HMNY shall be addressed as follows:

Helios and Matheson Analytics Inc.

350 5th Avenue, Suite 7520

New York, New York 10118

Attention: Chief Financial Officer

Email: sbenson@hmny.com

With copies to (which shall not constitute notice):

Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attn: Kevin Friedmann, Esq.
Email: Friedmannk@gtlaw.com

Fax: (310) 586-7800

Any Member may designate a new address by written notice to that effect given to the Board of Managers. Unless otherwise specifically provided in this Agreement, a notice given in accordance with the foregoing clauses (a) or (b) shall be deemed to have been effectively provided when delivered in person or by courier, and a notice given in accordance with the foregoing clause (c) shall be deemed to have been effectively provided when sent, with such transmission confirmed by the sender’s transmitting device.

14.4 Counsel to the Company. The Company has initially selected Greenberg Traurig, LLP (“GT”) as lead legal counsel to the Company with respect to such matters as GT and the Company may specifically agree upon in writing. The Board of Managers may execute on behalf of the Company and the Members any consent to the representation of the Company that GT may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction (“Rules”). As permitted by the Rules, GT also may be counsel to any Member, Manager or Officer, or any Affiliate thereof. Each Member acknowledges that GT has acted as counsel solely to HMNY and the Company, and Hamrick & Evans LLP has acted as counsel solely to EFO, in connection with the preparation and negotiation of this Agreement. Each Member agrees that GT does not represent any Member, Manager or Officer in the absence of a clear and explicit written agreement as to such representation between the Member, Manager or Officer and GT, and that in the absence of any such agreement GT shall owe no duties directly to a Member, Manager or Officer. Each Member agrees not to seek to disqualify GT from serving as counsel to the Company on the grounds of GT also being counsel to HMNY, Theodore Farnsworth and Stuart Benson (in their capacities as officers and a director of HMNY with respect to certain limited matters specified in written engagement agreements with GT) and each Member hereby waives any conflict of interest arising from such representation.

EACH MEMBER ACKNOWLEDGES THAT GT HAS REPRESENTED ONLY THE INTERESTS OF THE COMPANY AND HMNY IN CONNECTION WITH THE FORMATION, PREPARATION AND NEGOTIATION OF THIS AGREEMENT. EACH MEMBER OTHER THAN HMNY FURTHER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT SUCH MEMBER HAS BEEN ADVISED TO CONSULT WITH SUCH MEMBER’S OWN ATTORNEY REGARDING THIS AGREEMENT AND HAS DONE SO TO THE EXTENT THAT SUCH MEMBER CONSIDERS NECESSARY OR HAS WAIVED SUCH MEMBER’S RIGHT TO DO SO.

14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. This Agreement may be executed by facsimile or electronic transmission.

14.6 Table of Contents and Headings. The table of contents and the headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

14.7 Successors and Assigns. This Agreement shall inure to the benefit of the Members, the Managers, and all other Covered Persons, and shall be binding upon the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.

14.8 Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

14.9 Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

14.10 Applicable Law; Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF. Each of the parties hereto hereby agrees to (a) submit to the personal jurisdiction of the United States District Court for the Central District of California (and all appropriate appellate courts), or, if jurisdiction in such court is lacking, any court of the State of California of competent jurisdiction sitting in Los Angeles County (and all appropriate appellate courts), in connection with any action or dispute hereunder, provided such action or dispute is not required to be arbitrated pursuant to Section 14.11, and (b) irrevocably waive any objection it may now or hereafter have as to the venue of any proceeding brought in any such court or that any such court is an inconvenient forum.

14.11 Arbitration. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, including without limitation any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void, shall be submitted, at the request of the Company or any Member, to binding arbitration by a JAMS\ENDISPUTE (“JAMS”) arbitrator, or such other arbitrator as may be agreed upon by the parties. Hearings on such arbitration shall be conducted in Los Angeles County, California or at such other location as may be agreed upon by the parties. A single arbitrator shall arbitrate any such controversy. The arbitrator shall hear and determine the controversy in accordance with applicable law and the intention of the parties as expressed in this Agreement, upon the evidence produced at an arbitration hearing scheduled at the request of either party. The award shall be made within ninety (90) days from the date the arbitration proceedings are initiated. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof. The costs of the arbitration, including any JAMS administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration; provided, however, that the prevailing party in any arbitration or litigation shall be reimbursed for its arbitration costs (including reasonable attorneys’ fees) by the non-prevailing party.

14.12 Confidentiality. Each Member agrees that it shall keep confidential and not disclose to any third Person or use for its own benefit, without the consent of the Board of Managers, any information with respect to the Company, its operations or financial condition, disclosed to such Member by or on behalf of the Company, its Affiliates, the Managers, or any Officers of the Company; provided that a Member may disclose any such information (a) as has become generally available to the public, (b) as may be required of such Member in response to any summons or subpoena or in connection with any litigation, (c) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to such Member, and (d) to its employees and professional advisers who need to know such information and agree to keep it confidential.

14.13 Publicity. No Member shall (and each shall instruct its Affiliates, agents and representatives not to) issue any statement or communication to any Person (other than its representatives who are bound by appropriate confidentiality restrictions) regarding the Company, its business, the subject matter of this Agreement or the transactions contemplated herein without the prior written consent of HMNY and EFO.

14.14 Survival of Certain Provisions. The provisions of Section 14.10, Section 7.1(b), Section 7.5(c) and Article XI shall survive the termination or expiration of this Agreement and the termination, dissolution and winding up of the Company. The representations and warranties of the Company and the Members in this Agreement shall survive the execution and delivery of this Agreement by the parties hereto.

14.15 Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter.

14.16 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Board of Managers in connection with the formation of the Company and the achievement of its purposes, including, without limitation: (a) any documents that the Board of Managers deems necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business; and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

14.17 Conflicts Between this Agreement and Binding Letter of Intent. In the event of a specific conflict between a provision of the Binding Letter of Intent and a provision of this Agreement, the applicable conflicting provision of this Agreement shall control.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Limited Liability Company Agreement of MoviePass Films LLC on the Agreement Date.

MEMBERS:

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer

EMMETT FURLA OASIS FILMS LLC

By:	/s/ George Furla
Name: George Furla
Title: Manager

By:	/s/ Randall Emmett
Name: Randall Emmett
Title: Manager

[SIGNATURE PAGE TO MOVIEPASS FILMS LLC AGREEMENT]

SCHEDULE A

MEMBERS, CAPITAL CONTRIBUTIONS, UNITS AND PERCENTAGE INTERESTS
AS OF FEBRUARY 1, 2019

Member Name and Address	Capital Contribution	Contribution Schedule	Units	Percentage Interest
Emmett Furla Oasis Films LLC 8200 Wilshire Blvd., 3rd Floor Beverly Hills, CA 90211	(1) $100.00; and (2) the Output Contract Assets (as defined in this Agreement)	(1) $100.00 upon execution and delivery of this Agreement; and (2) Output Contract Assets assigned to the Company pursuant to the binding letter of intent dated May 23, 2018, provided that the definition of Output Contract Assets in the Binding Letter of Intent is hereby superseded by the definition of Output Contract Assets in this Agreement.	49 Units	49%

Helios and Matheson Analytics Inc. Empire State Building 350 5th Avenue New York, NY 10118	$7,440,000	See Schedule 1 attached to this Schedule A	51 Units	51%

TOTAL	$7,440,100 (in cash); and other consideration set forth above in this column	N/A	100 Units	100%

[SCHEDULE A TO MOVIEPASS FILMS LLC AGREEMENT]

Schedule 1 to Schedule A of MPF Operating Agreement

(HMNY Capital Contributions)

Date	Payee-MP Films	Description	Amount
1-Jun-18	MP Films	Initial Investment/Overhead	$2,000,000
3-Aug-18	MP Films	10 minutes Gone - Bruce Willis	$1,500,000
27-Aug-18	MP Films	Vigilante	$900,000
11-Sep-18	MP Films	10 minutes Gone - Bruce Willis	$300,000
21-Sep-18	MP Films	Neon: Monsters & Men	$1,500,000
			$6,200,000

4-Oct-18	MP Films	The Row	$400,000
n/a	MP Films	The Row	$125,000
		Subtotal	$525,000

31-Oct-18	MP Films	In Search of Greatness	$115,000
31-Oct-18	MP Films	Operational Expenses	$250,000
1-Feb-19	MP Films	Axis Sally – Al Pacino	$350,000

		Grand Total	$7,440,000

SCHEDULE B

BOARD OF MANAGERS

Initial Chairman of the Board of Managers:

Ted Farnsworth

Initial Managers of the Board of Managers:

1)	Initial Manager of HMNY: Ted Farnsworth

2)	Initial Manager of HMNY: Joseph Fried (Helios Independent Manager)

3)	Initial Manager of HMNY: Gavriel Ralbag (Helios Independent Manager)

4)	Initial Manager of EFO: George Furla

5)	Initial Manager of EFO: Randall Emmett

SCHEDULE C

OFFICERS

Initial Co-Chief Executive Officers:

1)	George Furla

2)	Randall Emmett

Initial Chief Financial Officer:

Stuart Benson

Initial Controller:

Robert Damon

[SCHEDULE C TO MOVIEPASS FILMS LLC AGREEMENT]